Exhibit 5.1

SCOTT D. OLSON ESQ.	65 ENTERPRISE
ALISO VIEJO, CA 92656
TEL 949.330.6547
CELL 310.985.1034
FAX 310.564.1912
EMAIL SDOESQ@GMAIL.COM
SKYPE SCOTTDAVIDOLSON
August 29, 2011
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 96618
     RE: Registration Statement on Form S-3
Ladies and Gentlemen:
I have acted as counsel to Local.com Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 4,982,123 shares of common stock, par value $0.00001 per share of the Company (the “Shares”), of which 727,360 shares have been issued and 4,254,763 shares are issuable pursuant to certain earn-out provisions of pursuant to the terms of that certain Agreement and Plan of Merger, dated July 8, 2011, by and among the Company, Agile Acquisition Corporation, Screamin Media Group, Inc. (“SMG”) and, Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”).
I have reviewed and examined the originals, or photostatic or certified copies, of such records of the Merger Agreement, the Company, and of public documents and such other documents as I have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as photostatic or certified copies and the authenticity of the originals of such copies.
Based upon and subject to the foregoing, I am of the opinion that the Shares, whether issued or which may be issued from time to time in accordance with the terms and conditions of the Merger Agreement, have been duly and validly authorized and, will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America. This opinion is limited to the laws referred to above as in effect as of the date hereof. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.
The opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption

Local.com Corporation
August 29, 2011

“Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Sincerely,
/s/ Scott Olson, Esq.